UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  11/09/2007

INSTITUTIONAL REIT, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  333-136273

MD	20-4992451
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

6200 The Corners Parkway
Norcross, Georgia 30092-3365

(Address of principal executive offices, including zip code)

(770) 449-7800
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.    Termination of a Material Definitive Agreement

Termination of Primary Dealer Agreement

On November 9, 2007, Institutional REIT, Inc. (the "Registrant") entered into a termination and release agreement with (i) Integrity Investments, Inc. ("Integrity"), (ii)Integrity's principal, Richard Curcio, (iii) the Registrant's advisor, Wells Capital, Inc. and (iv) the dealer manager of the Registrant's initial public offering, Wells Investment Securities, Inc. The parties entered into the termination and release agreement to terminate (i) the primary dealer agreement dated December 18, 2006 under which Integrity served as the primary participating broker-dealer in the Registrant's initial public offering and (ii) the organization and offering expense reimbursement agreement dated as July 5, 2006, which required Mr. Curcio to reimburse to Wells Capital, Inc. $0.5 million of the first $1.0 million in organization and offering expenses related to the Registrant's initial public offering to the extent the Registrant's advisor is unable to recover these expenses from the Registrant based upon the Registrant's agreement to pay up to 1% of our gross offering proceeds to the Registrant's advisor for reimbursement of these organization and offering expenses. Under the terms of the termination and release agreement, all parties release each other from all claims arising at any time related to the development, registration, marketing or sale of shares under the Registrant's initial public offering or otherwise arising out of the primary dealer agreement or the organization and offering expense reimbursement agreement.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INSTITUTIONAL REIT, INC.

Date: November 14, 2007	By:	/s/ Douglas P. Williams
Douglas P. Williams
Executive Vice President